                                                                   EXHIBIT 23(G)

                    CONSENT OF KEEFE, BRUYETTE & WOODS, INC.

     The opinion letter of our Firm regarding the proposed merger of Gateway Financial Corporation ("Gateway") and Shawmut National Corporation ("Shawmut") is solely for the information and assistance of the Board of Directors of Gateway in connection with its consideration of the transaction contemplated therein, does not constitute a recommendation to any holder of shares as to how such a holder should vote at the Annual Meeting of Stockholders of Gateway and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, except in accordance with our prior written consent.

     In that regard, we hereby consent to the inclusion of the opinion of our Firm to be dated as of the date of the Proxy Statement/Prospectus in the Registration Statement on Form S-4 of Shawmut and to all references to our Firm in or made a part of such Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

                                  /s/ Keefe, Bruyette & Woods, Inc.

                                      KEEFE, BRUYETTE & WOODS, INC.

April 21, 1994
New York, NY